Exhibit 99.1

Syros Pharmaceuticals Reports Second Quarter 2016 Financial Results and Provides Business Update

Successfully Completed Initial Public Offering Raising $57.5 Million in Gross Proceeds

Phase 2 Trial of SY-1425 Opened for Enrollment for Genomically Defined Patients with Acute Myeloid Leukemia (AML) and Myelodysplastic Syndrome (MDS)

CAMBRIDGE, Mass., August 15, 2016 — Syros Pharmaceuticals (NASDAQ: SYRS) today reported financial results for the second quarter ended June 30, 2016, and provided an update on recent accomplishments and upcoming events.

“The first half of 2016 has been a period of tremendous growth for Syros,” said Nancy Simonian, M.D., Chief Executive Officer of Syros. “We transitioned to a clinical-stage company with the FDA’s acceptance of the IND for our lead program SY-1425 and with the opening of our Phase 2 trial for patient enrollment. We also became a publicly traded enterprise with the successful completion of our IPO, which we expect to provide funding for us to drive forward our two lead programs to clinical data readouts and further enhance our gene control drug discovery and development platform through mid-2018. Importantly, we accomplished these milestones while progressing our pioneering platform to discover and develop medicines that control the expression of disease-driving genes.”

Upcoming Milestones

•                  Phase 2 trial of SY-1425, a first-in-class selective retinoic acid receptor alpha (RARa) agonist, is on track to begin dosing genomically defined relapsed or refractory AML and relapsed high-risk MDS patients with the RARA biomarker, which was discovered by Syros, in the third quarter of 2016. Patients are currently being screened for enrollment in the trial.

•                  Phase 1/2 trial of SY-1365, a first-in-class selective cyclin-dependent kinase 7 (CDK7) inhibitor, remains on track to begin in the first half of 2017, with the in-life portion of the Good Laboratory Practice (GLP) toxicology studies now successfully completed.

Recent Platform and Pipeline Highlights

•                  In June 2016, Syros presented data on its two lead programs, SY-1425 and SY-1365, at the 21st Congress of the European Hematology Association in Copenhagen, Denmark. In preclinical studies, SY-1425 was observed to inhibit the growth of cancer cells and prolong survival in in vivo models of AML with the RARA biomarker, while SY-1365 was observed to selectively kill acute leukemia cells over non-cancerous cells and induce complete tumor regression and a significant survival benefit in in vivo models of AML.

•                  In May 2016, the Company announced the acceptance of its Investigational New Drug (IND) application by the U.S. Food and Drug Administration to advance SY-1425 into a Phase 2 clinical trial in patients with relapsed or refractory AML and relapsed high-risk MDS with the RARA biomarker.

•                  In April 2016, Syros presented additional preclinical data on both SY-1425 and SY-1365 at the American Association of Cancer Research Annual Meeting in New Orleans.

Recent Corporate Highlights

•                  In July 2016, Syros completed its initial public offering, raising approximately $57.5 million in gross proceeds through the sale of 4,600,000 shares at an offering price of $12.50 per share — including 600,000 shares of common stock issued upon the full exercise by the underwriters of their option to purchase additional shares.

•                  In June 2016, the Company expanded its Board of Directors with the appointment of industry leader Sanj K. Patel, Chief Executive Officer and Chairman of Kiniksa Pharmaceuticals and former President and Chief Executive Officer of Synageva BioPharma Corp.

Second Quarter 2016 Financial Results

•                  Cash and cash equivalents as of June 30, 2016 were $50.1 million, compared with $35.9 million on December 31, 2015. Cash and cash equivalents as of June 30, 2016 did not include total net proceeds of approximately $49.9 million from the Company’s initial public offering of common stock, which was completed in July 2016.

•                  For the second quarter 2016, Syros reported a net loss of $12.0 million, or $5.42 per share, compared to a net loss of $6.1 million, or $4.16 per share, for the same period in 2015.

•                  Research and development (R&D) expenses for the second quarter 2016 were approximately $9.5 million, including stock-based compensation expense of $0.9 million, compared to $5.4 million, including stock-based compensation expense of $0.5 million, for the same period in 2015. The increase was largely due to increased external costs associated with advancing the Company’s pipeline, as well as personnel expense and stock-based compensation expense.

•                  General and administrative (G&A) expenses for the second quarter 2016 were approximately $2.5 million, including stock-based compensation expense of $0.2 million, compared to $1.0 million, including stock-based compensation expense of $0.1 million for the same period in 2015. The increase was largely due to increased personnel expense and stock-based compensation expense, as well as increased professional fees.

About Syros Pharmaceuticals

Syros Pharmaceuticals is pioneering the understanding of the non-coding region of the genome to advance a new wave of medicines that control expression of disease-driving genes. Syros has built a proprietary platform to systematically and efficiently analyze this unexploited region of DNA in human disease tissue to identify and drug novel targets linked to genomically defined patient populations. Because gene expression is fundamental to the function of all cells, the Company’s gene control platform has broad potential to achieve profound and durable benefit across a range of diseases. Syros is focused on cancer and immune-mediated diseases and is advancing a growing pipeline, including its lead drug candidates SY-1425, a selective RARα agonist for genomically defined subsets of patients identified by its platform, for a range of cancers including acute myeloid leukemia and myelodysplastic syndrome, and SY-1365, a selective CDK7 inhibitor for a range of blood cancers and solid tumors. Led by a team with deep experience in drug discovery, development and commercialization, Syros is located in Cambridge, Mass.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including without limitation statements regarding: the period in which the Company expects to have cash to fund its operations; its expectations regarding progress in its clinical development of SY-1425 and SY-1365; and the potential benefits of the Company’s gene control platform. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “target,” “should,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: Syros’ ability to: advance the clinical development of SY-1425 and SY-1365 under the timelines it projects in current and future clinical trials; obtain and maintain patent protection for its drug candidates and the freedom to operate under third party intellectual property; demonstrate in any current and future clinical trials the requisite safety, efficacy and combinability of its drug candidates; obtain and maintain necessary regulatory approvals; identify, enter into and maintain collaboration agreements with third-parties; manage competition; manage expenses; raise the substantial additional capital needed to achieve its business objectives; and successfully execute on its business strategies; risks  described under the caption “Risk Factors” in the Company’s Registration Statement on Form S-1 which was declared effective by the Securities and Exchange Commission on June 29, 2016, which is on file with the Securities and Exchange Commission; and risks described in other filings that the Company may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise.

Syros Pharmaceuticals, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2016	December 31, 2015
Cash and cash equivalents (1)	$50,116	$35,909
Working capital (2)	46,004	28,493
Total assets	60,946	43,631
Convertible preferred stock	121,807	82,013
Total stockholders’ (deficit) equity	(68,413)	(47,964)

(1)         Cash and cash equivalents at June 30, 2016 did not include total net proceeds of $49.9 million from the Company’s initial public offering of common stock, which was completed in July 2016.

(2)         The Company defines working capital as current assets less current liabilities. See the Company’s consolidated financial statements for further details regarding its current assets and current liabilities.

Syros Pharmaceuticals, Inc.

Condensed consolidated statements of operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Collaboration revenue	$—	$317	$—	$317
Operating expenses:
Research and development	9,525	5,428	17,790	9,164
General and administrative	2,540	984	4,911	1,820
Total operating expenses	12,065	6,412	22,701	10,984
Loss from operations	(12,065)	(6,095)	(22,701)	(10,667)

Other income (expense), net	44	(2)	92	2
Net loss	$(12,021)	$(6,097)	$(22,609)	$(10,665)
Accrued dividends on preferred stock	(1,823)	(1,230)	(3,560)	(2,447)
Net loss applicable to common stockholders	$(13,844)	$(7,327)	$(26,169)	$(13,112)

Net loss per share applicable to common stockholders - basic and diluted	$(5.42)	$(4.16)	$(10.57)	$(7.60)

Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	2,553,146	1,761,457	2,475,576	1,724,798

Media Contact:

Naomi Aoki

Syros Pharmaceuticals

617-283-4298

naoki@syros.com

Investor Contact:

Jesse Baumgartner

Stern Investor Relations, Inc.

212-362-1200

Jesse@sternir.com